Exhibit 99

American Community Bancshares Announces Sale of $10

Million of Trust Preferred Securities

Friday December 19, 2003

CHARLOTTE, N.C. — Randy P. Helton, President and Chief Executive Officer of American Community Bancshares, Inc. (Nasdaq: ACBA, ACBAW), the holding company for American Community Bank, announced today its sale of $10 million of Trust Preferred Securities issued by American Community Capital Trust II, Ltd. The preferred securities of American Community Capital Trust II, Ltd are floating rate securities based upon 90 day LIBOR and have a current distribution rate of 3.97%. SunTrust Robinson Humphrey acted as placement agent on this transaction.

American Community Bank opened in November 1998 and primarily serves the Union and Mecklenburg county markets. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. The Bank’s website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ SmallCap market under the symbol ACBA with stock warrants traded under ACBAW. American Community Bancshares, Inc. is a full service community bank with offices in Monroe (3), Charlotte (2), Indian Trail, Marshville and Mint Hill, North Carolina.